Exhibit 99

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In the past several quarterly reports, I have spoken with you about the ongoing recession in the United States and its impact on banking and on First Mid. This report will be a continuation of that theme because the economic downturn continues and has had a negative impact on our operations.

Through September 30, our 2009 earnings amounted to $6,328,000 ($.82 per diluted share) as compared with $8,433,000 ($1.33 per diluted share) for same period in 2008. This decline is due to a number of factors including the lack of opportunities for quality loan growth, increases in reserves, write downs on specific securities, and a significant increase in FDIC insurance premiums.

Our capital remains quite strong with a total capital to risk-weighted assets ratio of 15.77% on September 30, 2009 as compared to 11.63% on September 30, 2008. This is a high ratio, well above regulatory guidelines. We also continue to have a great deal of balance sheet liquidity.

Non-performing loans have increased to $11.4 million (1.64% of loans) at September 30, 2009 from $6.9 million (.93%) on September 30, 2008. This amount is higher than we would like but still manageable and well below the amounts being reported by other banks of similar size. This increase in non-performing loans has not resulted in an increase in loan losses (net charge-offs have actually declined to $756 thousand for the nine months ended September 30, 2009 from $1.5 million for the same period in 2008). However, due to ongoing economic uncertainties, we have continued to increase our reserves through charges to earnings in 2009.

Year-to-date in 2009 we have provided $2.2 million for possible loan losses as compared to $1.7 million for the same period last year. At September 30, 2009, our allowance for possible loan losses amounted to $9 million, a 42% increase from the $6.3 million reported on September 30, 2008. Our allowance for possible loan losses now amounts to 1.30% of total loans, a substantial increase from last year at this time when the allowance amounted to .85% of total loans.

Net interest income is the single largest component of profitability and has declined to $26.0 million for the first nine months of 2009 as compared with $26.5 million for the same period in 2008. This is due to both a decline in loan balances and the significant amount of liquidity that we have experienced in 2009.

I mentioned that our FDIC insurance premiums have increased significantly. All FDIC insured banks are experiencing similar increases as a result of both higher rates and a special assessment levied by the FDIC earlier this year. In total, our FDIC insurance premium has amounted to $1.6 million for the first nine months of 2009 as compared to only $77 thousand in the first nine months of 2008. With continued stress being felt by banks in the United States, I expect these rates to remain elevated for the next several years.

We have also taken securities write-downs of $1.2 million in 2009 to recognize what is known as other-than-temporary impairment charges. These charges were taken on trust-preferred securities, which are pooled obligations of bank holding companies, and which have been in our investment portfolio for a number of years. As with the higher FDIC insurance costs, these valuation adjustments were appropriate given the continued stress among the nation’s banks resulting from the ongoing recession.

At its September 22, 2009 meeting, the Board of Directors adopted a Shareholders Rights Plan to follow the similar 1999 Shareholder Rights Plan that expired in September 2009. Enclosed is a summary of the Rights and the new Shareholders Rights Plan.

Economic conditions in the United States remain challenging and we expect those conditions to persist for the foreseeable future. Nevertheless, with strong capital, ample liquidity and a focused team of managers, we have the resources to “wait out the storm” and take advantage of the opportunities which this environment will inevitably produce.

Thank you for your continued support of First Mid-Illinois Bancshares, Inc.
Very Truly Yours,

/s/ William S. Rowland

William S. Rowland
Chairman and Chief Executive Officer

July 29, 2009

First Mid-Illinois Bancshares, Inc.
1515 Charleston Avenue
Mattoon, Illinois 61938
217-234-7454
www.firstmid.com

CONDENSED CONSOLIDATED BALANCE SHEETS
	(unaudited)
(in thousands, except share data)	Sep 30	Dec 31
	2009	2008

Assets
Cash and due from banks	$30,753	$17,756
Federal funds sold and other interest-bearing deposits	75,429	68,887
Investment securities:
Available-for-sale, at fair value	250,925	169,476
Held-to-maturity, at amortized cost (estimated fair value of $469 and
$610 at September 30, 2009 and December 31, 2008, respectively)	459	599
Loans	692,624	741,938
Less allowance for loan losses	(9,000)	(7,587)
Net loans	683,624	734,351
Premises and equipment, net	15,437	14,985
Goodwill, net	17,363	17,363
Intangible assets, net	3,008	3,562
Other assets	22,683	22,721
Total assets	$1,099,681	$1,049,700

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$117,797	$119,986
Interest bearing	730,064	686,368
Total deposits	847,861	806,354
Repurchase agreements with customers	79,718	80,708
Other borrowings	32,750	50,750
Junior subordinated debentures	20,620	20,620
Other liabilities	7,804	8,490
Total liabilities	988,753	966,922
Stockholders’ Equity:
Preferred stock (no par value, authorized 1,000,000 shares; issued
4,527 shares in 2009)	22,635	-
Common stock ($4 par value; authorized 18,000,000 shares; issued
7,343,040 shares in 2009 and 7,254,117 shares in 2008)	29,372	29,017
Additional paid-in capital	26,556	25,289
Retained earnings	61,946	58,059
Deferred compensation	2,865	2,787
Accumulated other comprehensive income (loss)	1,268	(416)
Treasury stock at cost, 1,205,105 shares in 2009
and 1,121,273 in 2008	(33,714)	(31,958)
Total stockholders’ equity	110,928	82,778
Total liabilities and stockholders’ equity	$1,099,681	$1,049,700

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands) (unaudited)
For the nine-month periods ended September 30,	2009	2008

Interest income:
Interest and fees on loans	$31,831	$36,111
Interest on investment securities	6,812	6,391
Interest on federal funds sold & other deposits	165	707
Total interest income	38,808	43,209
Interest expense:
Interest on deposits	10,601	12,929
Interest on repurchase agreements with customers	89	766
Interest on other borrowings	1,277	1,966
Interest on subordinated debt	842	1,020
Total interest expense	12,809	16,681
Net interest income	25,999	26,528
Provision for loan losses	2,170	1,736
Net interest income after provision for loan losses	23,829	24,792
Non-interest income:
Trust revenues	1,622	2,013
Brokerage commissions	301	419
Insurance commissions	1,560	1,604
Services charges	3,672	4,201
Securities gains (losses), net	(790)	231
Mortgage banking revenues	562	370
Other	3,595	2,907
Total non-interest income	10,522	11,745
Non-interest expense:
Salaries and employee benefits	12,509	12,777
Net occupancy and equipment expense	3,752	3,713
FDIC insurance	1,621	77
Amortization of intangible assets	554	574
Other	6,511	6,579
Total non-interest expense	24,947	23,720
Income before income taxes	9,404	12,817
Income taxes	3,076	4,384
Net income	$6,328	$8,433

Per Share Information (unaudited)
For the six-month periods ended June 30,	2009	2008
Basic earnings per common share	$.82	$1.35
Diluted earnings per common share	$.82	$1.35
Book value per share at June 30	$14.38	$13.03
Market price of stock at June 30	$18.40	$25.50

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands) (unaudited)
For the nine-month periods ended September 30,	2009	2008

Balance at beginning of period	$82,778	$80,452
Net income	6,328	8,433
Dividends on preferred stock and common stock	(2,441)	(1,184)
Issuance of preferred and common stock	24,101	1,904
Purchase of treasury stock	(1,679)	(5,174)
Deferred compensation and other adjustments	157	478
Changes in accumulated other comprehensive income (loss)	1,684	(4,155)
Balance at end of period	$110,928	$80,754

CONSOLIDATED CAPITAL RATIOS		Threshold
	As of	for “Well-
First Mid-Illinois Bancshares, Inc.	Sep 30,	Capitalized”
Primary Capital Measurements (unaudited):	2009	Designation

Leverage ratio	10.05%	5%
Tier 1 capital to risk-weighted assets	14.61%	6%
Total capital to risk-weighted assets	15.77%	10%

FIRST MID-ILLINOIS BANCSHARES, INC.
SUMMARY OF RIGHTS TO PURCHASE COMMON STOCK

On September 22, 2009, the Board of Directors (the “Board”) of First Mid-Illinois Bancshares, Inc. (the “Corporation”) declared a dividend distribution of one right (each a “Right”) for each outstanding share of the common stock, par value $4.00 per share, of the Corporation (“Common Stock”) to stockholders of record at the close of business on October 16, 2009 (the “Record Date”). Each Right will entitle the registered holder to purchase from the Corporation one share of Common Stock at an exercise price of $75.00, subject to adjustment (as adjusted from time to time, the “Purchase Price”). The description and terms of the Rights are set forth in a Rights Agreement, dated as of September 22, 2009 (the “Rights Agreement”), between the Corporation and Computershare Trust Company, N.A., a national banking association, as Rights Agent.  The Corporation previously entered into that certain Rights Agreement, dated as of September 21, 1999, between the Corporation and Harris Trust and Savings Bank, an Illinois corporation, as Rights Agent, which expired by its terms at the close of business on September 21, 2009.

Initially following the Record Date, the Rights will be attached to all certificates representing shares of Common Stock then outstanding, and no separate Rights Certificates (as defined in the Rights Agreement) will be distributed.

Unless previously redeemed by the Board in accordance with the Rights Agreement, the Rights will separate from the Common Stock and a “Distribution Date” will occur upon the earlier of (i) 20 days following the Stock Acquisition Date (as defined below) or (ii) 20 days (or such later date as the Board shall determine, provided that no deferral of such date may be made by the Board at any time during the Special Period (as defined below)) after the date a tender or exchange offer that would result in a person or group beneficially owning 15 % or more of the outstanding shares of Common Stock is first published, sent or given to the Corporation’s stockholders.  The “Special Period” is defined as the 180-day period following the effectiveness of any election of directors, which election occurs after a public announcement (and prior to the withdrawal or abandonment of such announcement) by a third party of an intent or proposal to engage (without the current and continuing concurrence of the Board) in a transaction involving an acquisition of or business combination with the Corporation or otherwise to become an Acquiring Person (as defined below), and which election results in a majority of the Board being comprised of persons who were not nominated by the Board in office immediately prior to such election.

The “Stock Acquisition Date” is defined as the earlier of (x) the first date of public announcement by the Corporation that any person or group (other than certain exempt persons or groups) has acquired, or obtained the right to acquire, beneficial ownership of 15 % or more of the shares of Common Stock then outstanding or (y) the date that any Person (as defined in the Rights Agreement) enters into an agreement or arrangement with the Corporation or any of its Subsidiaries (as defined in the Rights Agreement) providing for an Acquisition Transaction (as defined below) (any person described in clause (x) or clause (y) above is referred to as an “Acquiring Person”).  None of Margaret Lumpkin Keon, Mary Lumpkin Sparks and Richard Anthony Lumpkin, or any of their respective spouses or descendants, or certain related trusts or other entities (or a group comprised solely of such persons) will be deemed to be an Acquiring Person as long as all such persons beneficially own less than 40.1% of the outstanding shares of Common Stock.  An “Acquisition Transaction” is defined as  (a) a merger, consolidation or similar transaction as a result of which stockholders of the Corporation will own less than 60% of the outstanding shares of Common Stock or the common stock of a publicly traded entity which controls the Corporation or into which the Corporation has been merged or otherwise combined (based solely on the shares of Common Stock received by such stockholders, in their capacity as stockholders of the Corporation, pursuant to such transactions), (b) a purchase or other acquisition of all or a substantial portion of the assets of the Corporation and its subsidiaries, or (c) a purchase or other acquisition of securities representing 15% or more of the shares of Common Stock then outstanding.

Following the Record Date and until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificate for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.  The Rights will not be exercisable until the Distribution Date and will expire at the close of business on September 22, 2019, unless earlier redeemed by the Corporation as described below.  As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights.  Except as otherwise determined by the Board, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

In the event (a “Flip-in Event”) that any person, at any time after the date of the Rights Agreement, becomes an Acquiring Person, each holder of a Right thereafter will have the right to receive, upon exercise thereof, Common Stock (or, in certain circumstances, cash, property or other securities of the Corporation) having a value equal to two times the Purchase Price. Notwithstanding any of the foregoing, following the occurrence of a Flip-in Event, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by an Acquiring Person, any of its associates or affiliates, and certain of its transferees, will be null and void.  Moreover, the Rights will not be exercisable following the first occurrence of a Flip-in Event until such time as the Rights are no longer redeemable by the Corporation as described below.

In the event that, at any time following the Stock Acquisition Date, (i) the Corporation is acquired in a merger or other business combination transaction or (ii) 50% or more of the Corporation’s assets or earning power is sold or transferred (each, a “Flip-over Event”), each holder of a Right (except Rights which previously have been voided as described above) shall thereafter have the right to receive, upon exercise thereof, common stock or other securities of the acquiring company having a value equal to two times the Purchase Price.  The Purchase Price payable, and the number of shares of Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time in accordance with customary antidilution provisions.  With certain exceptions, no adjustment to the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional shares will be issued.  Instead, a cash payment will be made in lieu of fractional shares based on the market price of the Common Stock on the most recent trading day during which a trade occurred prior to the date of exercise.

At any time after the Rights become exercisable for Common Stock, the Board may exchange the unexercised Rights (other than Rights owned by any Acquiring Person which have become void), in whole or in part, at an exchange ratio of one share of Common Stock (or of a share of a class or series of the Corporation’s stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).  Notwithstanding the foregoing, no such exchange of the Rights may be authorized by the Board during the Special Period or at any time when the Rights are not redeemable.  The Board is empowered to redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the “Redemption Price”) at any time before the earlier of (i) the close of business on the 20th day following the Stock Acquisition Date or (ii) the final expiration date of the Rights.  Immediately upon the action of the Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Notwithstanding the foregoing, in the event that after a public announcement (and prior to the withdrawal or abandonment of such announcement) by a third party of an intent or proposal to engage (without the current and continuing concurrence of the Board) in a transaction involving an acquisition of or business combination with the Corporation or otherwise to become an Acquiring Person, there is an election of directors (whether at one or more stockholder meetings and/or pursuant to written stockholder consents) resulting in a majority of the Board being comprised of persons who were not nominated by the Board in office immediately prior to such election, then following the Special Period, the Rights, if otherwise then redeemable, will only be redeemable by the Board either (1) if the Board has followed certain prescribed procedures or (2) in any other case, provided that, if in any such other case the Board’s decision regarding redemption and any acquisition or business combination is challenged as a breach of fiduciary duty of care or loyalty, the directors can establish the entire fairness of such decision without the benefit of any business judgment rule or other presumption.  The procedures required under clause (1) include: (a) the retention of an independent financial advisor, and the receipt by the Board of (i) the views of such advisor regarding whether redemption of the Rights will serve the best interests of the Corporation and its stockholders, or (ii) such advisor’s statement that it is unable to express such a view, setting forth the reason therefor; and (b) with respect to any pending acquisition or business combination proposal (i) the implementation by the Board, with the advice of its independent financial advisor, of a process and procedures which the Board and such advisor conclude would be most likely to result in the best value reasonably available to stockholders, (ii) receipt of a fairness opinion from such advisor, and the Board determining, and such advisor confirming, that it has no reason to believe that a superior transaction is reasonably available, and (iii) execution of a definitive transaction agreement.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Corporation, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Corporation, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) or for common stock of an acquiring company as set forth above.

The Rights Agreement may be amended by the Board without the approval of any holders of Rights (a) prior to the Distribution Date, in any manner and (b) after the Distribution Date, in order to (i) cure any ambiguity, (ii) correct or supplement provisions which may be defective or inconsistent, (iii) make changes which do not adversely affect the interests of holders of Rights (other than those held by an Acquiring Person or certain related persons) or (iv) shorten or lengthen any time period under the Rights Agreement (including the time period governing redemption), provided that no supplement or amendment to the Rights Agreement may be made during the Special Period or at any time when the Rights are nonredeemable other than supplements or amendments of the type contemplated by clause (i) or (ii) above.  The Rights may have certain anti-takeover effects.  The Rights will cause substantial dilution to a person or group that attempts to acquire the Corporation unless the acquisition is conditioned on a substantial number of Rights being acquired.  The Rights should not interfere with any merger or other business combination properly approved by the Board.

A copy of the Rights Agreement will be filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A.  A copy of the Rights Agreement is available to all Rights holders free of charge from the Corporation.  This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement, which is hereby incorporated by this reference.